Exhibit 99.1

Investor Relations	Company Contact
Don Weinberger	Leah Berkovits
Wolfe Axelrod Weinberger Assoc.	Savient Pharmaceuticals, Inc.
212-370-4500	732-418-9300

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS, INC. REPORTS FIRST QUARTER 2004 EARNINGS RESULTS

EAST BRUNSWICK, N.J. - May 4, 2004 - Savient Pharmaceuticals, Inc. (NASDAQ:SVNT) today announced earnings of $0.02 per share for the three months ended March 31, 2004, on revenues of $33.6 million and net income of $1.3 million, compared to earnings of $0.05 per share, on revenues of $28.0 million and net income of $3.0 million in the three months ended March 31, 2003.

Revenues

•                  Total revenues increased 20% in the three months ended March 31, 2004 to $33.6 million from $28.0 million in the three months ended March 31, 2003, driven by increased sales of Oxandrin® and of oral liquid pharmaceuticals in the United Kingdom, partially offset by lower sales of human growth hormone and Delatestryl®.  Revenues in the first quarter of 2004 relating to sales in Pounds Sterling were favorably impacted by the weak dollar compared to the year-ago period.

•                  Net product sales in the first quarter of 2004 increased 20% to $32.4 million from $27.0 million in the first quarter of 2003, and consisted of $18.6 million of Oxandrin (driven in part by purchases in advance of a price increase), $7.2 million of oral liquid products sold by Rosemont, $2.7 million of Delatestryl, $1.9 million of human growth hormone, and $1.5 million of BioLon®, with the balance from other products.  Product sales in the first quarter of 2003 were comprised of $11.9 million of Oxandrin, $5.6 million of oral liquid products sold by Rosemont, $4.4 million of human growth hormone, $3.2 million of Delatestryl, $1.6 million of BioLon, with the balance from other products. Oxandrin sales in the first quarter of 2003 reflected the negative effect of the completion of our transition from selling Oxandrin to an exclusive distributor, Accredo, to selling directly to wholesalers, as Accredo sold its remaining inventory of 2.5-mg Oxandrin tablets.

Expenses

•                  Expenses in the first quarter of 2004 were $31.8 million, compared to $24.0 million in the first quarter of 2003.  The 33% increase in operating expenses was due primarily to increases in cost of sales and research and development expenses.  As well, the relatively weak dollar resulted in increased expenses denominated in foreign currencies.

Cost of sales represented 27% of product sales in the first quarter of 2004, compared to 17% in the corresponding 2003 quarter.  The increase in the cost of sales as a percentage of product sales was principally due to costs associated with the validation of our new manufacturing facility in Israel, depreciation of the new facility beginning January 1, 2004, and the mix of products sold.  Prior to September 1, 2003, all costs associated with the new facility were being capitalized.  Since then, all such costs are being expensed as incurred.  Cost of sales as a percentage of product sales in the fourth quarter of 2003 was also 27%.

Research and development expense grew due to increased clinical trial and product development costs associated with our Prosaptide Phase II study, which we initiated in the second half of 2003, Puricase, our product for intractable gout, Soltamox™, our oral liquid tamoxifen in development for the US market, other oral liquid products, and Oxandrin, partially offset by lower R&D compensation expense due to a reduction in research and pre-clinical activities.

The increase in commissions and royalties expense compared to the first quarter of 2003 reflects a change in the way the Company records the impact of Ross’ Oxandrin purchase terms as a result of our transition to a direct-to-wholesaler sales method.

•                  The Company had cash, cash equivalents, and short-term investments of $25.7 million at March 31, 2004 compared to $22.8 million at December 31, 2003.

•                  The Company’s total debt outstanding at March 31, 2004 was $11.2 million.

Commenting on the operating results, Sim Fass, Chairman and Chief Executive Officer of the Company, stated: “In the first quarter of this year we recorded increased revenues from increases in sales of Oxandrin and our oral liquid products. We are pleased with this progress.  However, in furthering our objectives of transferring manufacturing to our new facility and advancing our products in  clinical development, our cost of sales and research and development expenses increased, resulting in lower net income and EPS compared to the corresponding period a year ago.  Going forward, we continue to focus on maximizing the commercial value of our established products and working toward the expansion of our oral liquids business beyond the United Kingdom into other markets in Europe and the United States. Our progress in the clinic with our proprietary products includes the initiation, in April 2004, of a Phase II study of intravenous Puricase® for the treatment of intractable gout and our ongoing Phase II study of Prosaptide for neuropathic pain in HIV/AIDS.”

Business Review

•                  Oxandrin sales in the first quarter of 2004 increased 57% to $18.6 million from $11.9 million in the corresponding 2003 period, reflecting the combined impact of increased end user demand, interim price increases, and the completion, in the first quarter of 2003, of our transition to a direct to wholesaler sales model.

•                  In February 2004, we filed a citizens’ petition with the FDA in which we addressed serious safety issues relating to the co-administration of Oxandrin and anticoagulants containing warfarin.  To date, we have received no communication regarding the FDA’s instructions, if any, to potential manufacturers of generic versions of Oxandrin, regarding this matter.

•                  Rosemont’s first quarter 2004 sales compared to the corresponding 2003 quarter, which continued to be favorably impacted by the Sterling/Dollar exchange rate, grew from $5.6 million to $7.2 million, or 12% in Pounds Sterling.

•                  Going forward, we expect our sales of Delatestryl to be negatively impacted as a result of the FDA’s allowance of the reintroduction of a generic version of Delatestryl into the market in March 2004.  Sales of Delatestryl in 2004 are consequently likely to be lower than in 2003. First quarter 2004 Delatestryl sales declined 14% to $2.7 million, from $3.2 million in the corresponding 2003 quarter.

•                  The FDA has issued an approvable letter for our hyaluronic acid based osteoarthritis product.  Approval to market in the United States is subject to satisfactory inspection of our new manufacturing facility in Israel and the finalization of product labeling.  In the current marketplace, ours would be the only non-avian sourced sodium hyaluronate product for osteoarthritis available for sale in the United States.

•                  In April 2004, we initiated a Phase II multi-center clinical study of Puricase to assess the effect of repeated intravenous administration of a range of doses and regimens of Puricase on uric acid levels in patients with hyperuricemia and symptomatic, severe refractory gout.  Subjects selected for the study are not adequately treated by the conventional therapy, allopurinol, or are intolerant of it.  No other approved therapy is currently available that adequately treats these refractory symptomatic patients.  Our goal is to complete this study in 2004.

•                  We are currently conducting a Phase II clinical safety and dose-ranging study of Prosaptide in the treatment of neuropathic pain associated with HIV/AIDS.  Our goal is to complete this study in mid-2005.

Savient will be offering a live webcast discussion of the earnings and the Company’s business outlook, hosted by Sim Fass, Chairman and CEO, on Tuesday, May 4, 2004, at 10:00 a.m. ET.  The webcast can be accessed at www.savientpharma.com, and will be archived through May 11, 2004.

An audio replay will also be available from 12:00 p.m. ET on May 4, 2004 through May 11, 2004 and can be accessed by dialing 800-428-6051 (in the U.S.) or 973-709-2089 (outside the U.S.); passcode number is 352385.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is engaged in developing, manufacturing, and marketing pharmaceutical products that address unmet medical needs in both niche and wider markets.  Products marketed by Savient’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate).  The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market.  The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon® (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis).  Products marketed by Savient’s licensees are Mircette® (oral contraceptive), and BioLon® in the United States, and Bio-Tropin™, BioLon®, Bio-Hep-B®, Silkis® (vitamin D derivative), and recombinant human insulin, in international markets.  Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient’s wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.; Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.; Silkis is a registered trademark of Galderma S.A.

#####

Statements in this news release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal Securities Laws.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, the timing of the introduction of a generic version of Oxandrin, changes and delays in product development plans and schedules, changes and delays in product approval and introduction, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in pricing or other actions by competitors, patents owned or licensed by the Company and its competitors, changes in healthcare reimbursement, risk of operations in Israel, risk of product or other litigation liability, governmental regulation, dependence on third parties to manufacture products and commercialize products, and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

#####

TABLES TO FOLLOW

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Product sales, net	$32,371	$26,950
Contract fees	230	366
Royalties	932	523
Other	40	137
Total revenues	33,573	27,976

Expenses:
Research & development	8,664	6,448
Cost of sales	8,663	4,486
Marketing & sales	6,666	6,571
General & administrative	5,372	5,051
Commissions & royalties	1,403	411
Amortization of intangibles	1,013	1,013
Total expenses	31,781	23,980

Operating income	1,792	3,996
Other income, net	73	382
Income before income taxes	1,865	4,378
Income tax expense	577	1,396
Net income	$1,288	2,982

Earnings (loss) per common share:
Basic	$0.02	$0.05
Diluted	$0.02	$0.05

Weighted average number of common and common equivalent shares:
Basic	59,734	58,840
Diluted	60,331	58,895

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets:
Cash, cash equivalents, and short-term investments	$25,669	$22,801
Accounts receivable, inventory, and other current assets	57,575	60,642
Total current assets	83,244	83,443

Property and equipment, net	70,095	70,426
Intangible assets, net	74,725	75,743
Goodwill	40,121	40,121
Other long-term assets	21,193	20,807
Total assets	$289,378	$290,540

Liabilities and stockholders’ equity:
Current liabilities	$43,110	$50,433
Long-term liabilities and deferred items	56,721	52,677
Stockholders’ equity	189,547	187,430
Total liabilities and stockholders’ equity	$289,378	$290,540